UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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LKQ Corporation

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March 25, 2015
Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 1:30 p.m., Central Time, on May 4, 2015.
This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.
The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm, and to hold an advisory vote on executive compensation. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.
It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.
On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.
Sincerely,

Joseph M. Holsten	Robert L. Wagman
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2015
Notice is hereby given that the 2015 Annual Meeting of the Stockholders of LKQ Corporation will be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 on Monday, May 4, 2015 at 1:30 p.m., Central Time. The purpose of our 2015 Annual Meeting is to:

1.	Elect ten directors for the ensuing year.
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.
3.	Hold an advisory vote on executive compensation.
4.	Transact such other business as may be properly brought before the 2015 Annual Meeting or any adjournment or postponement of the 2015 Annual Meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 25, 2015, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. All other stockholders will receive the proxy materials by mail.
You can vote at the 2015 Annual Meeting in person or by proxy if you were a stockholder of record on March 11, 2015. Whether or not you plan to attend, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2015 Annual Meeting.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President, General Counsel and Corporate Secretary
March 25, 2015

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2015

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INTRODUCTION
We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2015 (the “2015 Annual Meeting”). In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” and “us” refer to LKQ Corporation and its subsidiaries.
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”).
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Monday, May 4, 2015.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”) and this Proxy Statement are available at https://materials.proxyvote.com/501889.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2015 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 25, 2015.
Date, Time and Place of the Meeting
The 2015 Annual Meeting will be held on Monday, May 4, 2015, at 1:30 p.m., Central Time, at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603. To obtain directions to attend the meeting, please contact our Corporate Secretary. Our principal executive offices are located at 500 West Madison Street, Suite 2800, Chicago, Illinois 60661 (telephone: 312-621-1950). Admission to the meeting is limited to our stockholders (or their proxy holders) and other invited guests.
Purpose of the Meeting
The purpose of the 2015 Annual Meeting is to vote on the following:
1. The election of ten directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified);
2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;
3. On an advisory basis, executive compensation; and
4. The transaction of any other business properly brought before the 2015 Annual Meeting or any adjournment or postponement of the 2015 Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on March 11, 2015, the record date, will be entitled to notice of and to vote at the 2015 Annual Meeting or any adjournment or postponement of the meeting. As of March 11, 2015, there were 304,122,308 shares of our common stock outstanding. A list of the stockholders entitled to vote at the 2015 Annual Meeting will be open to the examination of any our stockholders, for any purpose germane to the 2015 Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the 2015 Annual Meeting at our principal executive offices. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.
How You Can Vote
You may vote in one of the following three ways:

By the Internet
Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12 or 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 3, 2015.
By Telephone
On a touch-tone telephone, call toll-free 1-800-690-6803, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12 or 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 3, 2015.
By Mail
If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.
If you vote before the 2015 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your proxy card or voting instruction form or use Internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”
How the Board Recommends that You Vote
The Board of Directors unanimously recommends that you vote:
•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 -- Election of our Board of Directors;
•FOR Proposal No. 2 -- Ratification of appointment of our independent registered public accounting firm; and
•FOR Proposal No. 3 -- Approval, on an advisory basis, of the compensation of our named executive officers.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Corporate Secretary; or

•	Attending the 2015 Annual Meeting and voting by ballot.
If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.
Quorum Requirement
The presence at the 2015 Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2015 Annual Meeting. Shares represented by “broker non-votes” and by proxies marked “Abstain” are counted in determining whether a quorum is present for the transaction of business at the 2015 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.
Vote Required
For Proposal No. 1 -- Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as cast any share (a) that is otherwise present at the meeting but for which there is an abstention, or (b) otherwise present at the meeting as to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected. A contested election is one in which:

•	as of the last day for giving notice of a stockholder nominee, a stockholder has nominated a candidate for director according to the requirements of our Bylaws; and

•	as of the date that notice of the meeting is given, the Board of Directors considers that a stockholder candidacy has created a bona fide election contest.
In an uncontested election, a nominee who does not receive a majority vote will not be elected. If a nominee for director is not elected and the nominee is an incumbent director, the director must tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Normally, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance/Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.
The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are available on our website at www.lkqcorp.com.
For Proposals No. 2 and No. 3, you may vote “for,” “against” or “abstain” with respect to each proposal. Each proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting. Proposal No. 3 is an advisory vote only. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than elections of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve a proposal.
We have appointed a representative of Broadridge Financial Solutions as our independent inspector of election. The representative will determine whether a quorum is present and will tabulate all votes cast at our 2015 Annual Meeting.
Discretionary Voting and Adjournments
We currently are not aware of any business to be acted upon at the 2015 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2015 Annual Meeting, or any adjournment or postponement of the 2015 Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the 2015 Annual Meeting.
The 2015 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2015 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2015 Annual Meeting. We currently do not intend to seek an adjournment of the 2015 Annual Meeting.

PROPOSAL NO. 1
ELECTION OF OUR BOARD OF DIRECTORS
Nominees
Ten directors are to be elected at the 2015 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2016 or until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. All of the nominees are serving as directors as of the date of this Proxy Statement.
Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these ten nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.
The names of the nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position(s)
Sukhpal Singh Ahluwalia	56	November 2014	Chairman of Euro Car Parts Limited
A. Clinton Allen	71	May 2003	Lead Independent Director
Ronald G. Foster	73	October 2007	Director
Joseph M. Holsten	62	February 1999	Chairman of the Board
Blythe J. McGarvie	58	March 2012	Director
Paul M. Meister	62	February 1999	Director
John F. O'Brien	71	July 2003	Director
Guhan Subramanian	44	January 2013	Director
Robert L. Wagman	50	November 2011	President and Chief Executive Officer
William M. Webster, IV	57	June 2003	Director
Biographical information concerning our ten nominees is presented below.
Sukhpal Singh Ahluwalia. Mr. Ahluwalia was elected to our Board of Directors in November 2014. In addition, he became the Chairman of our United Kingdom operations in November 2014. In 1978, Mr. Ahluwalia founded Euro Car Parts Limited, a distributor of aftermarket mechanical vehicle replacement parts in the U.K., and served as its Managing Director. LKQ Corporation acquired Euro Car Parts in October 2011. Mr. Ahluwalia continued serving as the Managing Director of Euro Car Parts until June 2014. He also is Chairman of Dominvs Group, a London-based company specializing in the acquisition, development and management of commercial, industrial, hospitality and residential property across the U.K.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Ahluwalia should serve as a director of LKQ include his deep knowledge of the U.K. and European vehicle parts aftermarket industry, his extensive world-wide industry contacts, and his experience of founding and building the Euro Car Parts business.
A. Clinton Allen. Mr. Allen currently is Chairman and Chief Executive Officer of A.C. Allen & Company, a holding company. Mr. Allen was Vice Chairman of Psychemedics Corporation, a provider of drug testing services, from October 1989 until March 2002, and Chairman of Psychemedics Corporation from March 2002 until he retired from the Psychemedics board in November 2003. Mr. Allen was Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, from 1991 until it was acquired by Cendant Corporation in September 2002. He was the founding director of Blockbuster Entertainment Inc., an operator of video rental stores, serving from 1987 until the company was sold to Viacom in 1994. Additionally, he was a director and member of the executive committee of Swiss Army Brands Inc., a worldwide company selling knives, watches and related accessories, from 1995 until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is the non-executive Chairman of Collector’s Universe, Inc., a provider of services and products to dealers and collectors of high-end collectibles; and a director of Brooks Automation, a provider of automation technology to the semiconductor industry. He also served as a director of Avantair, Inc., a seller and manager of fractional ownerships of professionally piloted aircraft, until 2013. In March 2011, Mr. Allen was elected as our Lead Independent Director. Mr. Allen holds an Executive Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Allen should serve as a director of LKQ include his expertise in the areas of corporate governance and responsibility, audit practices and executive compensation. His qualifications in these areas have helped us formulate our corporate governance principles. Mr. Allen also serves on both our Audit Committee and our Governance/Nominating Committee because of his knowledge in these areas. His experience as the Chief Executive Officer of a public company and his knowledge gained serving on the audit committees of public companies qualify him as an audit committee financial expert.
Ronald G. Foster. Mr. Foster was the Chairman of the Board of Keystone Automotive Industries, Inc. from August 2000 until October 2007 when we acquired Keystone. In October 2007, Mr. Foster was elected to our Board of Directors pursuant to a covenant in the Keystone acquisition agreement wherein we committed to add two Keystone directors to our Board of Directors. Mr. Foster has been a consultant since he left the automotive segment of Tenneco, Inc. in October 1993, where he specialized in acquisitions, joint ventures, turnaround situations and quality systems such as QS9000. For the prior 25 years, he held various positions within the automotive segment, most recently as the Senior Vice President of Tenneco Automotive and General Manager of Monroe Auto Equipment Company, the world’s largest manufacturer of ride control systems. Mr. Foster holds a Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Foster should serve as a director of LKQ include his extensive experience managing businesses in the automotive parts industry in both the original equipment and replacement part segments, his role as Chairman of the Board of Keystone Automotive Industries, Inc., and his knowledge of SEC and other regulatory requirements for publicly-traded companies.
Joseph M. Holsten. Mr. Holsten has been our Chairman of the Board since November 2011. He joined us in November 1998 as our President and Chief Executive Officer. He was elected to our Board of Directors in February 1999. In November 2010, Mr. Holsten was appointed as Vice Chairman of our Board of Directors. On January 1, 2011, his officer position changed to Co-Chief Executive Officer as part of his transition to retirement. He retired from his officer position in January 2012. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten also has served since May 2009 as a member of the Board of Directors of Covanta Holding Corporation, a company in the energy-from-waste solutions and insurance products business. Mr. Holsten holds an Advanced Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also brings financial accounting skills to our Board through his qualification as a certified public accountant, his attainment of an MBA in finance and accounting, and his prior work at a public accounting firm.
Blythe J. McGarvie. Ms. McGarvie most recently was a member of the faculty of Harvard Business School teaching in the accounting and management unit from July 2012 until June 2014. Prior to joining the Harvard Business School faculty, Ms. McGarvie served for ten years as Chief Executive Officer and Founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University’s Kellogg Innovation Network and was a visiting leader at the Shanghai-based China Europe International Business School. Prior to 2003, Ms. McGarvie was Chief Financial Officer for BIC Group, a publicly-traded consumer goods company with operations in 36 countries, based in Paris, France. Prior to moving to Paris, Ms. McGarvie was Chief Financial Officer for Hannaford Bros. Co, a Fortune 500 retailing company, between 1994 and 1999. She serves on the board of directors of Viacom Inc., a global entertainment content company, and currently is the chairperson of the Viacom audit committee. Ms. McGarvie is also a member of the board of directors of Accenture plc, a global management consulting, technology services and outsourcing company, and a member of the board of directors of Sonoco Products Company, a manufacturer of industrial and consumer packaging products. She was a member of the board of directors of The Travelers Company, Inc. from 2003 through May 2011, and a member of the board of directors of The Pepsi Bottling Group, Inc. from March 2002 through February 2010. Ms. McGarvie is a Certified Public Accountant and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. Ms. McGarvie holds an Executive Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. McGarvie should serve as a director of LKQ include her significant experience in the fields of finance and accounting and her international experience. In addition, she has served on publicly-traded companies as a board member since 2001 and has considerable experience with corporate governance matters. Ms. McGarvie’s MBA with a concentration in accounting and marketing, her status as a Certified Public Accountant and her business experience as a Chief Financial Officer qualify her as an audit committee financial expert.

Paul M. Meister. Mr. Meister is President of MacAndrews & Forbes Holdings Inc., a holding company with interests in a diversified portfolio of public and private companies. He is also Co-Founder of Liberty Lane Partners, LLC, a private investment company with investments in healthcare, technology, and distribution-related industries, and Perspecta Trust, a trust company that provides trust and investment services. Mr. Meister previously served as Chairman and Chief Executive Officer of InVentiv Health, a leading provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. He formerly was Chairman of the Board of Thermo Fisher Scientific Inc., a provider of products and services to businesses and institutions in the field of science, which was formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International Inc. from 2001 to 2006, and served as its chief financial officer from 1991 to 2001. Fisher Scientific International provided products and services to research, healthcare, industrial, educational and government markets. Mr. Meister is a member of the Board of Directors of Scientific Games Corporation, which provides customized, end-to-end solutions to the gaming industry, Quanterix Corporation, a developer of ground-breaking tools in high definition diagnostics, and inVentiv Health. Mr. Meister is Co-Chair of the University of Michigan’s Life Sciences Institute External Advisory Board and serves on the Executive Advisory Board of the Chemistry of Life Processes Institute at Northwestern University.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Meister should serve as a director of LKQ include his executive positions with an S&P 500 company, including Chairman of the Board and Chief Financial Officer, and his MBA in Finance and Accounting. Mr. Meister provides sound judgment and discernment to our Board from the experience gained in his key roles with Fisher Scientific International and Thermo Fisher Scientific. His ten years as a Chief Financial Officer and his MBA in Finance and Accounting qualify him as an audit committee financial expert.
John F. O’Brien. Mr. O’Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is a director and non-executive chairman of Cabot Corporation, a global specialty chemicals corporation; the Lead Director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions; and a director of a family of registered investment companies managed by BlackRock, an investment management advisory firm. From August 1989 to November 2002, Mr. O’Brien was President and Chief Executive Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O’Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989). Mr. O’Brien holds a Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. O’Brien should serve as a director of LKQ include his tenure as the President and CEO of a Fortune 500 insurance company and over 35 years of experience in the insurance and investment management industries. His insurance and financial experience provide him with skills and knowledge that he is able to contribute to our Board’s oversight with regard to LKQ’s relationship with the insurance industry. Moreover, he is able to provide oversight with regard to budgeting, financial planning, and the appropriate financial strength and capital structure of the Company. Mr. O’Brien’s continuing education regarding corporate governance matters in part led to his election as the chairman of our Governance/Nominating Committee.
Guhan Subramanian. Mr. Subramanian was elected to our board in January 2013. He is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School he teaches courses in negotiations and corporate law. At the Harvard Business School he teaches in several executive education programs including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University and the vice chair for research at the Harvard program on negotiation. Prior to joining the Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices. He also holds a Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.
Robert L. Wagman. Mr. Wagman became our President and Chief Executive Officer on January 1, 2012. He was elected to our Board of Directors in November 2011. Mr. Wagman was our President and Co-Chief Executive Officer from January 1, 2011 to January 1, 2012. Prior thereto, he had been our Senior Vice President of Operations -- Wholesale Parts Division, with oversight of our wholesale late model operations, since August 2009. Prior thereto, from October 1998, Mr. Wagman managed our insurance company relationships, and from February 2004, added to his responsibilities the oversight of our aftermarket product operations. He was elected our Vice President of Insurance Services and Aftermarket Operations in August 2005. Before joining us, Mr. Wagman served from April 1995 to October 1998 as the Outside Sales Manager of Triplett Auto Parts, Inc., a recycled auto parts company that we acquired in July 1998. He started in our industry in 1987 as an Account Executive for Copart Auto Auctions, a processor and seller of salvage vehicles through auctions.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Wagman should serve as a director of LKQ include his extensive experience and knowledge regarding the operations of our company and the industry in which we operate. He has been with our company for close to 17 years and has been involved in our industry for almost 28 years. This experience and knowledge makes Mr. Wagman a key contributor to the deliberations of the Board of Directors. In addition, Mr. Wagman is the primary management liaison to the Board of Directors in his position as our Chief Executive Officer.
William M. Webster, IV. Mr. Webster was the co-founder and Chairman of the Board of Directors of Advance America, Cash Advance Centers, Inc., the largest payday advance lender in the United States. He served as the Chairman of the Board of Advance America from January 2009 to April 2012 when Advance America was sold to Group Electra. Prior to founding Advance America in 1997, Mr. Webster was part of the Bush-Clinton transition team and subsequently served the Clinton Administration in various capacities, including Chief of Staff to the Secretary of Education, Richard W. Riley, and as Assistant to the President and Director of Scheduling and Advance in the White House. Mr. Webster is a director and chairman of the Audit Committee of Golub Capital BDC, Inc., an investment company focusing on the middle market. Mr. Webster is the past President and a Founding Board Member of the Community Financial Services Association (CFSA), the national trade association for payday advance lenders. Mr. Webster is also a director of Greenville Health System, the largest employer in South Carolina. Mr. Webster holds an Executive Masters Professional Director Certification from the American College of Corporate Directors.
The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Webster should serve as a director of LKQ include his experience as Chairman of the Board and Chief Executive Officer of Advance America, Cash Advance Centers, Inc. and his past service as a member of the Board of Advisors of Golub Capital, an affiliate of Golub Capital BDC, LLC and a leading provider of financing solutions for the middle market. These roles give Mr. Webster a unique perspective with respect to financing matters involving LKQ. Mr. Webster also graduated from the University of Virginia Law School, and he brings to our Board of Directors analytical skills developed through his legal education.
We recommend that you vote “FOR” the election
of each of the nominees for director.

Nominating Process
The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.
Some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes. The Governance/Nominating Committee does not favor or disfavor any particular nominee on the basis of race, religion, gender, age or national origin.
Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2016 Annual Meeting.”
CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:

•	Board composition, independence and membership criteria

•	Length of board service and the review process upon a change in status of a director

•	Board meeting procedures

•	Board committees, committee membership selection, and committee functions

•
Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of its governance practices, and risk oversight

Performance Evaluation
Currently, each year the Chairman of the Board interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance and board dynamics. The results of such interviews are summarized and presented to the Board of Directors for discussion. We anticipate that the interviews may, in the future, be conducted by our General Counsel or an independent, third-party governance expert.
Board Leadership Structure
We have different persons in the roles of Chairman of the Board and Chief Executive Officer. Mr. Holsten has been our Chairman of the Board since November 2011. Mr. Wagman has been our Chief Executive Officer since January 2012. We believe that this leadership structure is appropriate for our Company because our Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Holsten led our Company as its top executive from November 1998 through December 2011 (as the Co-Chief Executive Officer during the 2011 calendar year), after which he retired from his officer position. He had assumed the Chairman of the Board position shortly after the death of Donald Flynn, the former Chairman. Mr. Holsten brings to the Chairman of the Board position a great deal of experience operating companies and also has a strong financial accounting background. Mr. Wagman has worked in our industry for almost 28 years and adds his extensive knowledge of the operations side of our business. Messrs. Holsten and Wagman are able to apply their different yet complementary strengths to give the Board of Directors a unique perspective with respect to the key business issues that arise and help the Board to make well-informed decisions regarding such issues.
Our Board of Directors has designated A. Clinton Allen as our Lead Independent Director. Mr. Allen leads the executive sessions of our independent directors and focuses particular attention on our corporate governance matters. We believe that in fulfilling this role Mr. Allen complements the strengths of our Chairman and Chief Executive Officer described above and strengthens our Board’s leadership.
Role of Board of Directors in Our Risk Management Process
We have well developed processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the periodic disclosure to the Board of such risks by each of our Chairman of the Board and our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. In addition, our annual strategic planning and budgeting process includes identification of risks and a sensitivity analysis, which is reviewed with our Board. Our Internal Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities. We believe that the Board’s oversight of risks is enhanced by our leadership structure because the Board often receives more than one point of view regarding the risks, thereby leading to a more thorough analysis of the matter.
Director Independence
The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/ Nominating Committee, has affirmatively determined that each nominee for election as a director (except Messrs. Ahluwahlia, Holsten and Wagman) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. In determining the independence of the directors, the Board considered, among other things, the following transactions: the Company pays for directors to attend education programs, including programs sponsored by the Corporate Directors Group, with which Mr. Allen is affiliated; and one of our subsidiaries purchases inventory from a company with which Mr. Meister was affiliated (his affiliation ended as of December 31, 2014). All of the transactions were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arm’s-length negotiated rates. Our board has determined that these transactions were not material relationships under the Nasdaq rules and do not otherwise impair the independence of our directors. The Board determined that Mr. Ahluwahlia is not independent due to his status as Chairman of our United Kingdom operations and his receipt of payments from us in connection with acquisitions we made of companies with which he was affiliated, that Mr. Holsten is not independent due to his status as an executive officer of the Company through December 31, 2011 and his ongoing consulting arrangement, and that Mr. Wagman is not independent due to his status as a current executive officer of the Company.
Director Attendance
The Board held seven meetings (four regular and three special) during fiscal 2014. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At each of its regular meetings, the independent members of the Board typically hold executive sessions without management present. Four executive sessions were held in 2014.
We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2014.
Director Stock Ownership Guidelines
The Board has established stock ownership guidelines to provide that each non-employee director is expected to hold a minimum of 20,000 shares (pledged shares do not count toward this minimum) and to provide that such ownership amount would be obtained within five years after first becoming subject to the guidelines. Each of our non-employee directors is currently in compliance with the stock ownership requirements. The two non-employee directors that own less than 20,000 shares have not been subject to the guidelines for five years. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Governance” link under “Investor Relations”).
Hedging/Pledging
The Company’s policies prohibit directors from engaging in hedging transactions involving our common stock. In addition, share that are pledged do not count toward the stock ownership requirements of our directors.

Committees of the Board
Our Board has four standing committees. They are the Audit Committee, the Compensation Committee, the Governance/Nominating Committee and the Government Affairs Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. The following table sets forth the current membership of the committees.

Name	Audit Committee	Compensation Committee	Governance/ Nominating Committee	Government Affairs Committee
Sukhpal Singh Ahluwalia	—	—	—	Member
A. Clinton Allen	Member	—	Member	—
Ronald G. Foster	—	Member	—	Member
Joseph M. Holsten	—	—	—	Member
Blythe J. McGarvie	Chairperson	—	Member	—
Paul M. Meister	Member	Chairperson	—	—
John F. O'Brien	—	Member	Chairperson	—
Guhan Subramanian	Member	—	Member	—
William M. Webster IV	—	Member	—	Chairperson
The functions and membership of each committee are described below.
Audit Committee.    The Audit Committee’s functions include selecting our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; reviewing the activities of our internal audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors.
All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that each of Ms. McGarvie, Mr. Allen and Mr. Meister satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met nine times during 2014.
Compensation Committee.    The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans. All of the Compensation Committee members are independent as defined in Nasdaq’s listing standards. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation Committee met five times during 2014.
The compensation of our executive officers is determined through a process involving our Chairman of the Board, our Chief Executive Officer and our Compensation Committee. Our Chairman of the Board typically determines the proposed compensation of our Chief Executive Officer. Our Chief Executive Officer typically determines the proposed compensation of the remaining executive officers. The Compensation Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation Committee concerning executive compensation (except for the General Counsel who serves as the corporate secretary of the meeting).
Governance/Nominating Committee.    The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq’s listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met four times during 2014.
Government Affairs Committee.    The responsibilities of the Government Affairs Committee are to monitor our compliance with regulatory requirements, to oversee any significant legislative or regulatory issues affecting us, and to provide guidance with respect to our initiatives involving federal and state governments. The Government Affairs Committee oversees any lobbying activity engaged in by LKQ. The Government Affairs Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Government Affairs Committee met four times in 2014.
Stockholder Communications with the Board of Directors
Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of Messrs. Foster, Meister, O’Brien and Webster. It determines the compensation of our executive officers. None of Messrs. Foster, Meister, O’Brien or Webster is or was an officer or employee of the Company nor are any of our directors officers of any other entity for which one of our executive officers served as a director or makes compensation decisions.
DIRECTOR COMPENSATION
Director Fees
Compensation of each non-employee director includes (a) quarterly cash compensation of $25,000, and (b) an annual grant of restricted stock units (“RSUs”) with a value on the grant date of approximately $100,000. The equity grant vests one year after the date of issuance. Director compensation is determined by the Board of Directors. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate. In the past, the Board has retained, and may retain in the future, a compensation consultant to assist in the analysis of director compensation. No changes to director compensation have been made since March 2012.
Non-employee directors also received the following quarterly cash payments for serving on committees of the board: $6,250 and $3,750 by each of the chairman and the other members of the Audit Committee, respectively; $3,750 and $2,500 by each of the chairman and the other members of the Compensation Committee, respectively; $3,000 and $2,000 by each of the chairman and the other members of the Governance/Nominating Committee, respectively; and $3,000 and $2,000 by each of the chairman and the other members of the Government Affairs Committee, respectively. In addition, the Chairman of the Board received a quarterly compensation amount of $12,500, and our Lead Independent Director received a quarterly compensation amount of $6,250. Neither Mr. Holsten nor Mr. Ahluwalia receives compensation for serving on the Government Affairs Committee.
Each director has the option, by making an election by December 31 of each year, to receive the cash portion of director compensation for the following calendar year in shares of our common stock instead of cash. None of our directors elected to receive his or her cash compensation for 2014 in shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.
Indemnification
Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.

Director Compensation Table
The following table provides compensation information for the one year period ended December 31, 2014 for each of our non-employee directors that served during 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A. Clinton Allen	$148,000	$100,017	—	—	—	—	$248,017
Ronald G. Foster	$118,000	$100,017	—	—	—	—	$218,017
Joseph M. Holsten (3)	$150,000	$250,032	—	$166,146	—	$290,000	$856,178
Blythe J. McGarvie	$133,000	$100,017	—	—	—	—	$233,017
Paul M. Meister	$130,000	$100,017	—	—	—	—	$230,017
John F. O'Brien	$122,000	$100,017	—	—	—	—	$222,017
Guhan Subramanian	$123,000	$100,017	—	—	—	—	$223,017
William M. Webster IV	$122,000	$100,017	—	—	—	—	$222,017

(1)
The amounts represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). See Note 3 of the consolidated financial statements in our 2014 Annual Report regarding assumptions underlying the valuation of equity awards. Our Equity Incentive Plan is discussed beginning on page 20.

(2)
As of December 31, 2014, the non-employee directors held the following outstanding equity awards: Mr. Allen, 140,000 stock options and 3,437 RSUs; Mr. Foster, 3,437 RSUs; Mr. Holsten, 64,000 stock options and 81,435 RSUs; Ms. McGarvie, 3,437 RSUs; Mr. Meister, 220,000 stock options and 3,437 RSUs; Mr. O’Brien, 3,437 RSUs; Mr. Subramanian, 3,437 RSUs; and Mr. Webster, 60,000 stock options and 3,437 RSUs.

(3)
We have a consulting agreement with Mr. Holsten pursuant to which he provides consulting services to us for a five year term, which commenced on January 1, 2012 when he ceased to be employed by us. The agreement may be terminated early by Mr. Holsten for any reason or by us for cause. We have agreed to pay Mr. Holsten $290,000 annually during the term for his consulting services. Under the terms of the consulting agreement, Mr. Holsten also continues to receive payments under our Long Term Incentive Plan for the performance period that ended on December 31, 2011 (during which he served as our Chief Executive Officer). The Non-Equity Incentive Plan Compensation above is equal to the amount recorded by us to the income statement for accounting purposes in 2014 related to the Long Term Incentive Plan. Also in 2014, Mr. Holsten received RSUs with a grant date fair value equal to $100,017 related to his service as a director, as well as RSUs with a grant date fair value equal to $150,015 related to his service as Chairman of the Board.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2015. Deloitte & Touche has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time.
Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.
Audit Fees and Non-Audit Fees
The following table summarizes the fees and expenses of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for audit and other services for the periods indicated.

	2013	2014
Audit Fees	$2,587,851	$3,497,050
Audit-Related Fees	69,400	198,889
Tax Fees	307,384	785,396
All Other Fees	—	—
Total Audit and Non-Audit Fees	$2,964,635	$4,481,335
For 2013, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, providing a comfort letter on an offering memorandum, providing a consent to incorporate Deloitte & Touche LLP’s report into our registration statement on Form S-4, and foreign statutory audits. Audit-related services consisted of assistance with acquisitions due diligence. Tax services included foreign tax compliance, research and planning. Tax compliance fees totaled $200,799 in 2013.
For 2014, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, providing a consent to incorporate Deloitte & Touche LLP’s report into our registration statement on Form S-4, and foreign statutory audits. Audit-related services consisted of assistance with acquisitions due diligence. Tax services included foreign tax compliance, research and planning. Tax compliance fees totaled $354,236 in 2014.
Policy on Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on at least a quarterly basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.
Representatives of Deloitte & Touche LLP will be available at the 2015 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2015 Annual Meeting, although they will have the opportunity to do so.
We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Report of the Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2014. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, as amended. The Audit Committee has also received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte & Touche LLP. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP was compatible with maintaining Deloitte & Touche LLP’s independence.
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ’s Annual Report on Form 10-K for the year ended December 31, 2014.
In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 11, 2015):
Blythe J. McGarvie (Chair)
A. Clinton Allen
Paul M. Meister
Guhan Subramanian

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.
Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2015 Annual Meeting:
“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2015 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation Committee, although our Compensation Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.
OTHER PROPOSALS
We know of no matters to be brought before the 2015 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS
This section describes the Company’s compensation programs for our executive officers that were in effect for 2014 and the decisions made with respect to these programs. Our goal is to explain the details of our compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. This section contains compensation information for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2014 (collectively referred to as our “named executive officers”).
Executive Summary
We are requesting a non-binding vote on our executive compensation and would like to assist our stockholders in understanding the proposal. We believe that the compensation paid to our executive officers is aligned with our corporate performance and the total return received by our stockholders. We are asking stockholders to consider the following key features of our compensation programs when making their voting decisions.
Elements of Executive Compensation. Our executive compensation is composed primarily of the following:

TYPE	METRIC	INCENTIVE-BASED
Base Salary	Fixed Periodic Payments	No
Annual Bonus Awards	Earnings Per Share	Yes
Long Term Incentive Awards	Earnings Per Share, Total Revenue and Return on Equity	Yes
Equity Incentive Grants	Stock Price and Earnings Per Share	Yes
Incentive-Based Compensation.    A significant portion of our executive compensation is in the form of incentive-based compensation. We consider our annual bonus awards, long-term incentive awards and equity incentive grants incentive-based compensation because their value depends in whole or in part on the financial performance of the Company. The following charts set forth the percentage of our Chief Executive Officer's and the other named executive officers' 2014 compensation that was incentive-based. 15%
Stock Ownership Requirements.    Each of our named executive officers is subject to stock ownership requirements set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Each of our named executive officers is currently in compliance with the stock ownership requirements. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Governance” link under “Investor Relations”).

POSITION	MINIMUM NUMBER OF SHARES *	VALUE OF MINIMUM REQUIRED HOLDINGS**
Chief Executive Officer	112,000	$2,704,800
Chief Financial Officer	52,000	$1,255,800
Other Named Executive Officers	46,000	$1,110,900

*
For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units. We exclude any pledged shares and shares of stock that the named executive officer has a right to acquire through the exercise of stock options.

**	Based on closing price per share of LKQ Corporation common stock on March 11, 2015 of $24.15.
At-Will Employment.    We adopted a written severance policy in July 2014 and have agreements with each of our named executive officers that provide for a severance payment and other benefits upon a termination of the executive in connection with a change of control of the Company. The severance policy and these agreements are described in more detail under “Potential Payments Upon Termination or Change in Control.” Other than the foregoing, none of our named executive officers has an employment contract, and any of them can be terminated by the Board of Directors at any time.
Insider Trading.    We have a comprehensive insider trading policy that is applicable to, among others, our named executive officers. The policy prohibits trading during quarterly “blackout” periods and other periods during which material information about us has not been publicly disclosed.
Hedging/Pledging.    The Company’s policies prohibit, among others, our named executive officers from engaging in hedging transactions involving our common stock. In addition, shares that are pledged do not count toward the stock ownership requirements of our named executive officers.
Forfeiture of Equity Awards for Restrictive Covenant Violations. Our equity awards generally provide that our executive officers will forfeit to the Company their equity awards, the shares received upon vesting of the equity awards, or the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards.  The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers or employees, and improperly using our confidential information for a period continuing at least nine months after the executive officer’s affiliation with us ceases.
No Material Perquisites. Other than matching contributions under our retirement plan and life insurance and disability insurance premium payments, we do not provide any material perquisites to our named executive officers.
Independent Compensation Committee.    The Compensation Committee of our Board of Directors makes the final decisions regarding executive compensation and is composed entirely of independent directors.
Independent Compensation Consultant.    Our Compensation Committee periodically engages a compensation consultant to advise it regarding executive compensation. The compensation consultant provides no other services to us and has no affiliation with any of our named executive officers.
Executive Compensation Decision-Making
Management provides to the Compensation Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long term incentive awards, equity-based awards, and any other material component of compensation or perquisite. The Compensation Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation Committee receives recommendations from the Chairman of the Board regarding the compensation of the Chief Executive Officer and receives recommendations from the Chief Executive Officer regarding the compensation of the other executive officers.
The Compensation Committee also considers the limitation imposed by Section 162(m) of the Internal Revenue Code on our deduction for federal income tax purposes when making decisions about compensation. The Compensation Committee uses substantially the same compensation policies and considerations with respect to all of our executive officers.
In August 2013, the Compensation Committee engaged Frederic W. Cook & Co., Inc., a compensation consulting firm (“F.W. Cook”), to perform a review of our executive officer compensation. The Compensation Committee directed F.W. Cook to prepare a report analyzing the reasonableness of the compensation of our executive officers and the appropriateness of our compensation program structure and practices in supporting our business objectives. F.W. Cook issued its report in December 2013. The report summarized our current executive compensation program, provided a comparative analysis of our executive compensation program with the executive compensation programs of a peer group of companies, and offered suggestions regarding potential adjustments to our executive compensation program. F.W. Cook compiled a peer group for purposes of analyzing our executive compensation program. The peer group is composed of the following companies.

Advance Auto Parts, Inc.
Allison Transmission Holdings, Inc.
American Axle & Manufacturing Holdings, Inc.
Applied Industrial Technologies, Inc.
AutoZone, Inc.
BorgWarner Inc.
Cooper Tire & Rubber Company
Dana Holding Corporation
Fastenal Company
Genuine Parts Company
MSC Industrial Direct Co., Inc.
O’Reilly Automotive, Inc.
Pool Corporation
Republic Services, Inc.
Schnitzer Steel Industries, Inc.
Tenneco Inc.
W.W. Grainger Inc.
Watsco, Inc.
WESCO International, Inc.
The Compensation Committee reviewed the F.W. Cook report and took it into account in connection with the Compensation Committee’s analysis of 2014 executive officer compensation. However, the Compensation Committee did not set any specific target with regard to setting the compensation of our executive officers in comparison to the executive officers of the peer group. Other than services relating to executive officer compensation, F.W. Cook did not provide any additional services to the Company during 2012, 2013 or 2014.
The Compensation Committee has considered the independence of F.W. Cook and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers. All of F.W. Cook’s work was on behalf of the Committee.
Advisory Vote on Executive Compensation
Commencing in 2011, we have submitted to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers. The table below sets forth the amount of shares that voted to approve our executive compensation as a percentage of shares that voted on the proposal for each year from 2012 to 2014. In 2011, our Board of Directors recommended, and our stockholders approved, that the advisory vote be held every year.

YEAR	PERCENTAGE
2012	96.5%
2013	97.1%
2014	99.5%
The Compensation Committee considered, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices and decided to continue for 2014 our compensation principles, designs and practices largely unchanged compared to 2013 due in part to the level of stockholder support.
Objectives of Our Compensation Programs
Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which directly aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain high quality management.
The Compensation Committee has maintained this policy since we became a public company in October 2003 and believes that the policy has been and continues to be appropriate for a growing company like ours. The Compensation Committee will reevaluate this policy in the event that our growth profile changes over time or in the event that the Compensation Committee identifies other reasons that warrant a change of policy.
What Our Compensation Programs are Designed to Reward
Our compensation programs are designed to reward the executive officers for the overall performance of our Company and the individual performance of each executive officer. Specifically, with respect to the overall performance of our Company, we have historically used the growth of the following metrics to measure performance: revenue, consolidated earnings per share, and return on equity. With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s interpersonal skills, level of motivation, and ability to resolve challenges and to overcome obstacles.
Other than for purposes of determining the appropriate value of equity related awards, stock price performance has not been used as a direct factor in determining executive officer compensation because the price of our common stock is subject to a variety of factors outside of the control of management. Stock price performance, however, ultimately affects the value of equity incentive awards held by executive officers, thus aligning their interests with those of other stockholders.
Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element
The elements of our compensation programs are base salaries, annual bonus awards, long term incentive awards, and equity incentive grants. We believe that this mix of compensation elements best achieves the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.
Base Salaries.    Base salaries provide immediate rewards because they are paid periodically throughout the year. The following factors are considered in connection with the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.
Annual Bonus Awards.    We offer annual bonus awards under our Management Incentive Plan (“MIP”) to provide incentives for superior performance over a one-year time horizon. The MIP was approved by our stockholders in May 2011. Under the MIP, each participant (including our named executive officers) is eligible to receive a cash payment equal to a percentage of the participant’s base salary. The percentage of base salary ultimately paid is dependent on the achievement of specified levels of financial performance of the Company during a particular fiscal year. In 2014, these percentages ranged from 20% to 150% for our executive officers. In 2014, the bonus payment for our executive officers was based on the Company’s consolidated earnings per share (adjusted for certain specified items). The target amounts for consolidated earnings per share are determined through our budgeting process that includes growth rates for the Company as a whole and for each region and unit, all as approved by our Board of Directors. In 2014, the earnings per share target was a range of $1.26 (at which the threshold bonus would be earned) to $1.36 (at which the maximum bonus would be earned). Our 2014 earnings per share for purposes of the bonus calculation resulted in threshold bonus payments to our executive officers.
Long Term Incentive Awards.    We grant performance awards under our Long Term Incentive Plan (“LTIP”) to certain of our key employees (including our named executive officers). The LTIP was approved by our stockholders in 2006 and re-approved by our stockholders in 2011. Long term incentive awards are designed to reward performance over a three-year period and to create retention incentives. The Compensation Committee administers the LTIP. Performance periods begin on January 1 and end on December 31 of the third calendar year thereafter. Performance awards are equal to the participant’s base salary multiplied by an award percentage. The award percentage is determined by the growth from the year before the commencement of the performance period (base year) to the final year of the performance period of three components: our earnings per share, our total revenue, and our return on equity. We determine for each participant the range of award percentages based on different growth scenarios of the components.
One-half of any performance award achieved for the performance period ended December 31, 2014 was paid promptly after certification by our Compensation Committee of the actual growth of the target components. A participant must have been an employee or other key person of the Company at the end of the performance period to be eligible for the first 50% payment. The other half of the performance award is deferred and will be payable in three equal installments (plus interest) on each one year anniversary of the end of the performance period over a total of three years. A participant must be an employee or other key person of the Company on each such anniversary date to be eligible for the respective deferred payment, unless the participant is not an employee or key person as a result of death, total disability or normal retirement at age 65, in which case the participant (or his or her estate) will be entitled to all of the deferred payments upon such death, disability or retirement. Interest on the deferred portion of the performance award will accrue at the prime rate and be payable to the participant at the same time as the deferred installments are paid. Upon a change in control, the LTIP provides for acceleration of payments as described below under “Potential Payments Upon Termination or Change in Control.”
The performance awards for the three year performance period ended December 31, 2014 range from 70% to 275% of base salary for our executive officers. The target growth ranges of the three components of these awards for that performance period were 45% to 60% for earnings per share, 30% to 45% for revenue, and 210 basis points to 300 basis points for return on equity. We weighted each of the three components of these awards as follows: 47.5% for earnings per share growth; 47.5% for revenue growth; and 5.0% for return on equity growth. Higher percentages were assigned to earnings per share growth and revenue growth because they were considered relatively more important measures of the success of our Company. For the three year performance period ended December 31, 2014, we exceeded the maximum target range for earnings per share and revenue, and did not achieve the minimum target range for return on equity. The Summary Compensation Table on page 27 sets forth under the column entitled “Non-Equity Incentive Plan Compensation” the amounts recorded by us to the income statement relating to the LTIP for the years presented with respect to our named executive officers.
In November 2014, we amended the LTIP (i) to allow the grant of three year performance awards each year (i.e. overlapping performance periods) instead of the previous practice of granting three year performance awards every three years (i.e. end-to-end performance periods), (ii) to eliminate the deferred vesting concept (i.e. the full award would be payable at the end of the applicable performance period instead of 50% of the award being paid in equal installments over three years following the end of the performance period), (iii) to increase, subject to stockholder approval, the maximum dollar amount of any one performance award, (iv) to allow a pro rata payment of a performance award in the event of a participant’s death or disability during the applicable performance period, and (v) to allow continuation of vesting of a performance award in the event of a qualifying retirement during the applicable performance period. We granted performance awards to our executive officers for the performance period commencing January 1, 2015 and ending December 31, 2017 with terms consistent with the amendments.
Equity Incentive Grants.    Equity-based awards provide incentives over multi-year time horizons, with vesting schedules of up to five years. Generally, equity-based awards are forfeited upon separation of service, providing an incentive to the employee to remain with the Company. Equity based awards are granted under the Equity Incentive Plan. The Compensation Committee administers the Equity Incentive Plan. Under the Equity Incentive Plan, the Compensation Committee may grant qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. During the life of the Equity Incentive Plan, not more than 69,888,834 shares of common stock in the aggregate may be issued under the Equity Incentive Plan. As of March 11, 2015, a total of 12,800,566 shares of our common stock remained available for issuance under the Equity Incentive Plan. Shares subject to awards granted under the Equity Incentive Plan that are withheld or returned as payment for the exercise price or tax withholding amount relating to the award, or with respect to which awards expire, are forfeited, or are paid in cash, would again be available for grant under the Equity Incentive Plan.
The Compensation Committee has the power to set the terms and conditions to which each award is subject, including the times at which it vests or becomes exercisable. Notwithstanding the foregoing: (i) the exercise price of a stock option or SAR may not be less than the fair market value of our common stock on the date the award is granted; and (ii) the performance period for performance shares and performance units must be a minimum of one year.
Upon a change in control as defined in the plan, awards under the Equity Incentive Plan become immediately exercisable, restrictions thereon lapse, and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the change in control. The Board of Directors may amend or terminate the Equity Incentive Plan in whole or in part at any time, subject to applicable laws, rules, or regulations; provided, however, that the Board may not, without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities that may be issued under the Equity Incentive Plan, or (iii) materially modify the requirements for participation in the Equity Incentive Plan. No amendment, modification, or termination of the Equity Incentive Plan can adversely affect in any material way any award previously granted, without the written consent of the participant holding such award.
We grant equity awards to named executive officers and other key employees typically upon their commencement of employment, in some cases upon their promotion, and annually near the beginning of each year. The annual grants are made on the second Friday of January each year. When making equity awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of awards granted each year. Award grants typically are recommended by management.

In January 2014, the Compensation Committee approved the issuance of a total of 175,800 RSUs to our executive officers. The RSUs included both a performance-based vesting condition and a time-based vesting condition. The performance-based condition is the report by the Company of positive diluted earnings per share, subject to certain adjustments, during any fiscal year period within five years following the grant date. In addition, these RSUs include a time-based vesting condition, vesting in equal tranches each six months beginning July 2014 through January 2017. In all cases, both conditions must be met before any RSUs vest. If the applicable performance-based condition of an RSU is not met, the RSU is forfeited. The performance-based condition was met in February 2015, and all applicable RSUs that had previously met the time-based vesting condition vested immediately and the remaining RSUs will vest according to the remaining schedule of the time-based condition.
The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2014 on page 29 sets forth additional information about the grants made in 2014 under the Equity Incentive Plan to our named executive officers.
Compensation of Our Chief Executive Officer
Robert L. Wagman has been our President and Chief Executive Officer since January 1, 2012. The annual compensation, including base salary, bonus potential, long term incentive award and equity incentive awards, of Mr. Wagman was determined for 2014 using substantially the same criteria that were used to determine the compensation of other executive officers. Mr. Wagman’s base salary for 2014 was $800,000. Based on the Company’s consolidated earnings per share in 2014, Mr. Wagman received a bonus payment in February 2015 of $400,000.
In March 2009, Mr. Wagman received a performance award under our LTIP for the three-year performance period that ended on December 31, 2011. Based upon the financial performance of the Company during the three-year period ended December 31, 2011, Mr. Wagman earned a cash award under the plan equal to 2.5 times his base salary as of December 31, 2011. We paid 50% of the award in March 2012, and we paid the remaining 50% in three equal installments (plus interest) in late 2012, 2013 and 2014.
In December 2011, Mr. Wagman received a performance award under our LTIP for the performance period beginning as of January 1, 2012 and ending December 31, 2014. Based upon the financial performance of the Company during the three-year period ended December 31, 2014, Mr. Wagman earned a cash reward under the Plan equal to 2.61 times his base salary. We paid 50% of the award in February 2015, and we will pay the remaining 50% in equal installments (plus interest) in late 2015, 2016, and 2017. Mr. Wagman must be employed by us at the time such payments become payable to receive them (subject to certain exceptions relating to death, disability or normal retirement).
Mr. Wagman has been awarded RSUs, restricted shares and stock options under the Equity Incentive Plan. In January 2014, he received a grant under the Equity Incentive Plan of 50,500 performance-based RSUs. Of the total RSUs held by Mr. Wagman, 151,020 vested in 2014 with an aggregate value, based on the market value of LKQ common stock on the applicable vest dates, of $4,107,996. As of December 31, 2014, Mr. Wagman held options to purchase a total of 202,000 shares, of which 194,000 were exercisable. The value of the options to purchase the 194,000 shares, measured by the amount that the market value of LKQ common stock on the last trading day in 2014 ($28.12) exceeded each option’s exercise price, was $3,713,065.
In 2014, Mr. Wagman did not receive any material perquisites, any deferred compensation (other than pursuant to our retirement plans), or any reimbursements for the payment of taxes. In our view, Mr. Wagman’s total compensation for 2014 properly reflected the Company’s performance and his performance, and was in proper proportion to the compensation of our other executive officers.
Retirement Plans
We have a 401(k) plan covering substantially all of our employees, including our named executive officers, who have been employed for at least six months. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We currently make matching contributions equal to 50% of the portion of the participant’s contributions that does not exceed 6% of the participant’s eligible compensation. We may, at our sole discretion, make annual profit-sharing contributions on behalf of participants. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.
We also have a plan for highly compensated employees, or HCEs, that supplements the 401(k) plan. All of our named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plan to provide an alternative retirement plan for the HCEs when the participation level of non-HCEs restricts the amount the HCEs would otherwise have been permitted to contribute to the 401(k) plan. The supplemental plan operates similarly to the 401(k) plan except that contributions by HCEs to the supplemental plan are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plan is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.
The terms of the supplemental plan limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and long term incentive awards. In addition, the plan authorizes the Compensation Committee to set an aggregate maximum annual contribution amount. There is no such current aggregate maximum annual contribution amount. We periodically transfer from the plan to the 401(k) plan, on behalf of each HCE who so elects, the maximum amount (if any) that could have been contributed directly to the 401(k) plan. Participants have the choice to invest the funds in their accounts in the supplemental plan from among a specified group of investment funds. A participant is entitled to a distribution of the funds in his or her account in the plan upon either a termination of service or retirement.
Potential Payments Upon Termination or Change in Control
Incentive Plans
Upon a change in control, the terms of our LTIP provide that each performance period that has not ended ends as of the last day of the next calendar quarter, the performance award relating to the shortened performance period is calculated taking into account the shortened performance period, and all unpaid performance awards (relating to the shortened performance period and any other performance periods) become promptly payable. Upon a change in control, the terms of our Equity Incentive Plan provide that equity awards become fully vested.
Severance Policy
In July 2014, we adopted a Severance Policy for Key Executives (the “Severance Policy”).  The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believed that it was in the Company's interest to formalize the Severance Policy to provide increased certainty for the executives and the Company in the event of a severance. Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute.
The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (if the applicable performance goals are met), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Executive Vice Presidents and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (if the applicable performance goals are met) and payment of any outstanding deferred awards under the Company’s long term incentive plan, (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding stock options, restricted stock and restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.
The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
Change of Control Agreements
We have Change of Control Agreements with certain of our employees, including each of our named executive officers. The terms of the agreements as in effect as of December 31, 2014 are described below.
The agreements have an initial term of three years and will automatically renew for a two-year period, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect.

If the employee’s employment with the Company is terminated within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances) as a result of an Involuntary Termination (as defined in the agreements), then the employee will be entitled to receive payments and benefits that include the following:

•	Payment of salary and other compensation accrued through the termination date;

•	Payment of a pro rata bonus;

•
A severance payment equal to a multiple (two-and-one-half times in the case of Mr. Wagman, two times in the case of Mr. Quinn, Mr. Hanley, Mr. Casini and Mr. Greenspan) of the sum of the employee's (a) salary and (b) the greater of the employee's target bonus or average annual bonus over the preceding three years;

•	If applicable, all unreimbursed relocation expenses;

•
Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans (for a period of 30 months in the case of Mr. Wagman, 24 months in the case of Mr. Quinn, Mr. Hanley, Mr. Casini and Mr. Greenspan);

•	Outplacement services; and

•	The employee's outstanding equity-based compensation awards shall become vested and exercisable.
If the employee’s employment with the Company is terminated as a result of death or disability, the employee will be entitled to receive salary and other compensation accrued through the termination date and a pro rata bonus. If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.
The agreement also contains confidentiality obligations on the part of the employee and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.
Under the agreements, a “Change of Control” would include any of the following events:

•	any "person," as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;

•	during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our board; and

•
a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a change of control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the change of control. The Change of Control Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the Change of Control Agreement and the Severance Policy. As a result of these revisions, in the event of a change of control of the Company a Covered Executive who is a party to a Change of Control Agreement will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.

The following table summarizes the value of termination payments and benefits that our named executive officers would have received if their employment was terminated on December 31, 2014 under the circumstances described in the table. The table excludes amounts accrued through December 31, 2014 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, earned MIP awards for the one year performance period ended December 31, 2014, and the amount of earned LTIP awards for the three year performance period ended December 31, 2014 that were not subject to deferred payment.

	Involuntary Termination (1)(2)	Involuntary Termination Following a Change of Control (1)	Death or Disability
Robert L. Wagman
Compensation
Cash Severance	$2,257,875	$4,000,000	$—
Long-Term Incentive Compensation
Unvested and Accelerated Share Based Awards	5,337,346	6,823,038	6,823,038
Long-Term Incentive Plan	1,045,000	1,045,000	1,045,000
Medical and Dental Benefits (3)	29,977	49,961	—
Other Benefits and Perquisites (4)	—	—	—
Total	$8,670,198	$11,917,999	$7,868,038
John S. Quinn
Compensation
Cash severance	$1,314,375	$1,813,333	$—
Long-Term Incentive Compensation
Unvested and Accelerated Share Based Awards	3,100,231	3,966,327	3,966,327
Long-Term Incentive Plan	593,750	593,750	593,750
Medical and Dental Benefits (3)	45,370	60,494	—
Other Benefits and Perquisites (4)	—	—	—
Total	$5,053,726	$6,433,904	$4,560,077
Walter P. Hanley
Compensation
Cash Severance	$710,000	$1,506,667	$—
Long-Term Incentive Compensation
Unvested and Accelerated Share Based Awards	2,140,439	3,887,535	3,887,535
Long-Term Incentive Plan	475,000	475,000	475,000
Medical and Dental Benefits (3)	30,247	60,494	—
Other Benefits and Perquisites (4)	—	—	—
Total	$3,355,686	$5,929,696	$4,362,535
Victor M. Casini
Compensation
Cash Severance	$710,000	$1,506,667	$—
Long-Term Incentive Compensation
Unvested and Accelerated Share Based Awards	1,975,993	3,654,757	3,654,757
Long-Term Incentive Plan	475,000	475,000	475,000
Medical and Dental Benefits (3)	30,247	60,494	—
Other Benefits and Perquisites (4)	—	—	—
Total	$3,191,240	$5,696,918	$4,129,757

	Involuntary Termination (1)(2)	Involuntary Termination Following a Change of Control (1)	Death or Disability
Steven Greenspan
Compensation
Cash Severance	$571,250	$1,075,000	$—
Long-Term Incentive Compensation
Unvested and Accelerated Share Based Awards	665,938	1,169,568	1,169,568
Long-Term Incentive Plan	332,500	332,500	332,500
Medical and Dental Benefits (3)	29,469	58,937	—
Other Benefits and Perquisites (4)	—	—	—
Total	$1,599,157	$2,636,005	$1,502,068

(1)
Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement).

(2)
The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 or 12 months). The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2014, $28.12) that would continue to vest during the Severance Period (18 or 12 months).

(3)
Medical and Dental Benefits reflect the lump sum payment to each named executive officer in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.

(4)
In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. The amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, which would be determined prior to the termination date or Change of Control date.

Other than as described above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.
Indemnification
Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.
Impact of Regulatory Requirements
Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid in any fiscal year by a publicly-held corporation to its chief executive officer and its three other highest compensated officers (other than its chief financial officer) to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m). We believe that annual bonuses paid under our MIP, awards issued under our LTIP, stock options issued under our Equity Incentive Plan, and RSUs issued under our Equity Incentive Plan that include an appropriate performance-based vesting condition qualify as “performance-based” compensation.
The compensation that is subject to the $1 million cap paid to our named executive officers did not exceed the cap in 2014. We currently believe that the compensation subject to the $1 million cap paid to our named executive officers will not exceed the $1 million cap in 2015. Although the Compensation Committee takes into consideration Section 162(m) when making decisions about executive compensation, there is no formal policy regarding the $1 million cap and the compensation of our named executive officers.

Risks Relating to our Compensation Policies and Practices
We have undertaken an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our company. The analysis was performed by our management with oversight by the Compensation Committee of our Board of Directors. We analyzed risks relating to the different components of our compensation structure, to the time horizons of our compensation components, to the goals and objectives used to determine performance-based compensation, to the disparate treatment, if any, among compensation policies and practices of our business units, and to any contractual obligations by us to accelerate the payment of compensation. Based on that analysis, we have concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2015 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee (as of March 11, 2015):
Paul M. Meister (Chair)
Ronald G. Foster
John F. O’Brien
William M. Webster, IV

EXECUTIVE COMPENSATION—COMPENSATION TABLES
Summary Compensation Table
The following table includes information concerning compensation for the three year period ended December 31, 2014 paid to our Chief Executive Officer, our Chief Financial Officer and our three other highest compensated executive officers (“NEOs”).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Robert L. Wagman	2014	$800,000	$1,631,655	$1,027,891	$26,755	$3,486,301
President and Chief Executive Officer	2013	$650,000	$1,644,400	$1,725,390	$21,191	$4,040,981
	2012	$650,000	$2,844,900	$960,188	$21,090	$4,476,178

John S. Quinn	2014	$500,000	$1,143,774	$552,084	$34,376	$2,230,234
Executive Vice President and Chief Financial Officer	2013	$500,000	$1,151,080	$972,479	$22,807	$2,646,366
	2012	$450,000	$1,501,475	$547,139	$29,202	$2,527,816

Walter P. Hanley	2014	$400,000	$1,147,005	$466,250	$28,076	$2,041,331
Senior Vice President -Development	2013	$400,000	$1,155,191	$781,792	$19,091	$2,356,074
	2012	$400,000	$1,406,645	$506,958	$26,891	$2,340,494

Victor M. Casini	2014	$400,000	$1,043,613	$466,250	$28,076	$1,937,939
Senior Vice President, General Counsel and Corporate Secretary	2013	$400,000	$1,052,416	$781,792	$19,091	$2,253,299
	2012	$400,000	$1,406,645	$506,958	$26,891	$2,340,494

Steven Greenspan	2014	$350,000	$468,495	$318,038	$13,336	$1,149,869
Senior Vice President of Operations - Wholesale Parts Division	2013	$300,000	$411,100	$579,888	$10,662	$1,301,650
	2012	$250,000	$316,100	$259,050	$7,816	$832,966

(1)	The base compensation of our executive officers is discussed beginning on page 19.
(2)
The amounts represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Note 3 of the consolidated financial statements in our 2014 Annual Report regarding assumptions underlying the valuation of equity awards. Our Equity Incentive Plan is discussed beginning on page 20.

(3)
Our Non-Equity Incentive Plan Compensation includes amounts related to our LTIP (long-term) and MIP (annual) awards. The amounts for each NEO for each of these award categories are set forth in the table below. The amounts shown for the LTIP are equal to the amount recorded by us to the income statement for accounting purposes in the years presented. The amounts shown for the MIP are equal to the amounts earned and subsequently paid for each annual performance period related to the years presented. Our LTIP and our MIP are discussed beginning on page 19.

Name	Year	LTIP	MIP
Robert L. Wagman	2014	$627,891	$400,000
	2013	$750,390	$975,000
	2012	$524,688	$435,500

John S. Quinn	2014	$377,084	$175,000
	2013	$422,479	$550,000
	2012	$344,639	$202,500

Walter P. Hanley	2014	$326,250	$140,000
	2013	$341,792	$440,000
	2012	$326,958	$180,000

Victor M. Casini	2014	$326,250	$140,000
	2013	$341,792	$440,000
	2012	$326,958	$180,000

Steven Greenspan	2014	$195,538	$122,500
	2013	$249,888	$330,000
	2012	$146,550	$112,500

(4)
The amounts include Company matching contributions under our retirement plans, the amount of life insurance premiums paid by us for the benefit of the NEOs, and the amount we pay to the NEOs as reimbursement for their payment of the premiums for disability insurance. The amounts for each NEO for each such category of compensation are set forth in the table below.

Name	Year	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums
Robert L. Wagman	2014	$23,879	$2,366	$510
	2013	$19,500	$1,260	$431
	2012	$19,399	$1,260	$431

John S. Quinn	2014	$31,500	$2,366	$510
	2013	$21,116	$1,260	$431
	2012	$27,511	$1,260	$431

Walter P. Hanley	2014	$25,200	$2,366	$510
	2013	$17,400	$1,260	$431
	2012	$25,200	$1,260	$431

Victor M. Casini	2014	$25,200	$2,366	$510
	2013	$17,400	$1,260	$431
	2012	$25,200	$1,260	$431

Steven Greenspan	2014	$10,460	$2,366	$510
	2013	$8,971	$1,260	$431
	2012	$6,125	$1,260	$431

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2014
The following table sets forth information regarding plan-based awards granted by us to the NEOs during the last fiscal year.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum
Robert L. Wagman	RSU	1/10/2014	—	—	—	50,500	$1,631,655
	LTIP		—	—	—	—	—
	MIP		$400,000	$800,000	$1,200,000	—	—

John S. Quinn	RSU	1/10/2014	—	—	—	35,400	$1,143,774
	LTIP		—	—	—	—	—
	MIP		$175,000	$250,000	$550,000	—	—

Walter P. Hanley	RSU	1/10/2014	—	—	—	35,500	$1,147,005
	LTIP		—	—	—	—	—
	MIP		$140,000	$200,000	$440,000	—	—

Victor M. Casini	RSU	1/10/2014	—	—	—	32,300	$1,043,613
	LTIP		—	—	—	—	—
	MIP		$140,000	$200,000	$440,000	—	—

Steven Greenspan	RSU	1/10/2014	—	—	—	14,500	$468,495
	LTIP		—	—	—	—	—
	MIP		$122,500	$175,000	$385,000	—	—

(1)
The amounts shown related to our MIP represent payments that were possible for the 2014 annual performance period. Awards under the MIP are calculated as a percentage of the NEO’s base salary. A minimum amount is paid if a threshold level of performance is achieved, and a maximum award is paid if a specified higher level of performance is achieved. Performance between these two levels results in a proportionate payment of the award. The 2014 MIP awards for our NEOs have been earned and paid, and the actual amount earned by each NEO is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout.

(3)	The amounts disclosed under the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End December 31, 2014
The following table sets forth information regarding the status of equity awards held by the NEOs at December 31, 2014.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robert L. Wagman	72,000	—	$9.435	11/1/17	—	—	—	—
	26,000	—	$9.568	1/11/18	—	—	—	—
	36,000	—	$5.978	1/9/19	—	—	—	—
	60,000	8,000	$9.983	1/8/20	—	—	—	—
	—	—	—	—	186,980	$5,257,878	50,500	$1,420,060
John S. Quinn	80,000	—	$9.298	10/1/19	—	—	—	—
	72,000	8,000	$9.983	1/8/20	—	—	—	—
	—	—	—	—	100,490	$2,825,779	35,400	$995,448
Walter P. Hanley	—	8,000	$9.983	1/8/20	—	—	—	—
	—	—	—	—	97,588	$2,744,175	35,500	$998,260
Victor M. Casini	120,000	—	$2.210	1/14/15	—	—	—	—
	168,000	—	$2.083	1/28/15	—	—	—	—
	60,000	—	$5.029	1/12/17	—	—	—	—
	40,000	—	$9.568	1/11/18	—	—	—	—
	40,000	—	$5.978	1/9/19	—	—	—	—
	36,000	4,000	$9.983	1/8/20	—	—	—	—
	—	—	—	—	95,090	$2,673,931	32,300	$908,276
Steven Greenspan	20,000	—	$5.029	1/12/17	—	—	—	—
	40,000	—	$9.568	1/11/18	—	—	—	—
	48,000	—	$5.978	1/9/19	—	—	—	—
	43,200	4,800	$9.983	1/8/20	—	—	—	—
	—	—	—	—	23,996	$674,768	14,500	$407,740

(1)
The grant date of each of the options was ten years prior to the expiration date. Each of the unexercisable options will become exercisable with respect to 10% of the number of shares of common stock subject to the option on each six month anniversary of the grant date over a total of five years.

(2)
Outstanding stock awards include unvested RSUs. The RSUs vest over a period between three and five years from the grant date. The following table sets forth the vesting schedule of the earned and unearned number of units for each of the following three years for each NEO assuming the satisfaction of the performance vesting condition of the unearned units, which occurred subsequent to December 31,2014:

	2015	2016	2017	Total
Robert L. Wagman	125,930	85,133	26,417	237,480
John S. Quinn	72,040	48,450	15,400	135,890
Walter P. Hanley	70,958	47,313	14,817	133,088
Victor M. Casini	67,690	45,417	14,283	127,390
Steven Greenspan	20,586	13,493	4,417	38,496

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2014
The following table sets forth information regarding the exercise of stock options by the NEOs and the vesting of restricted stock awards and RSUs during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert L. Wagman	22,000	$459,608	151,020	$4,107,996
John S. Quinn	—	—	101,510	$2,752,258
Walter P. Hanley	34,000	$674,745	79,812	$2,171,019
Victor M. Casini	120,000	$3,585,420	77,310	$2,102,961
Steven Greenspan	—	—	20,004	$544,142
Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2014
The following table sets forth information regarding the accounts of the NEOs in the retirement plan that supplements our 401(k) plan. This supplemental plan is discussed beginning on page 21.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Robert L. Wagman	$47,757	$23,879	$12,122	$(17,550)	$353,244
John S. Quinn	$63,000	$31,500	$10,106	$(62,097)	$225,302
Walter P. Hanley	$187,588	$25,200	$145,487	$(17,550)	$2,323,158
Victor M. Casini	$206,583	$25,200	$357,221	$(17,550)	$1,680,441
Steven Greenspan	$41,838	$10,460	$8,013	$(22,146)	$107,169

(1)
These amounts represent contributions to the supplemental plan by the NEOs from their respective 2014 salaries and 2013 bonuses (paid in 2014) reported in the Summary Compensation Table under the columns entitled “Salary” and “Non-Equity Incentive Plan Compensation.”

(2)	These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”
(3)	These amounts represent distributions, and the transfers on behalf of the NEOs from the supplemental plan to our 401(k) plan that are permitted by the tax laws.
(4)
The Aggregate Balance at Last Fiscal Year End column includes money we owe these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Wagman - $335,076; Mr. Quinn - $257,249; Mr. Hanley - $1,899,835; Mr. Casini - $1,116,760; and Mr. Greenspan - $26,913.

OTHER INFORMATION
Principal Stockholders
The following table sets forth, as of March 11, 2015, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of 5% or more of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
Wells Fargo & Company, 420 Montgomery St, San Francisco, CA 94104 (3)	21,467,234	7.0%
BlackRock, Inc., 40 East 52nd St, New York, NY 10022 (3)	21,229,778	7.0%
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	16,763,355	5.5%
Artisan Partners Limited Partnership, 875 East Wisconsin Ave, Milwaukee, WI 53202 (3)	14,450,379	4.7%
Sukhpal Singh Ahluwalia	—	*
A. Clinton Allen (4)	380,014	*
Ronald G. Foster	41,184	*
Blythe J. McGarvie	9,748	*
Paul M. Meister (5)	387,938	*
John F. O'Brien	113,532	*
Guhan Subramanian	5,682	*
William M. Webster, IV (6)	916,332	*
Joseph M. Holsten	283,242	*
Robert L. Wagman	378,052	*
John S. Quinn	289,073	*
Walter P. Hanley (7)	80,235	*
Victor M. Casini (8)	553,376	*
Steven Greenspan (9)	177,959	*
All directors and executive officers as a group (16 persons)	3,668,372	1.2%

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661.
(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our directors and executive officers include in each case shares subject to currently outstanding equity awards that were exercisable or scheduled to vest within 60 days of March 11, 2015 as follows: Sukhpal Singh Ahluwalia - 0; A. Clinton Allen - 140,000; Ronald G. Foster - 0; Blythe J. McGarvie - 0; Paul M. Meister - 220,000; John F. O'Brien - 0; Guhan Subramanian - 0; William M. Webster, IV - 60,000; Joseph M. Holsten - 64,000; Robert L. Wagman - 202,000; John S. Quinn - 160,000; Walter P. Hanley - 0; Victor M. Casini - 180,000; Steven Greenspan - 156,000; and all directors and executive officers as a group - 1,212,000.

(3)
Based solely on Schedule 13G or 13G/A filed by Wells Fargo & Company on February 10, 2015, BlackRock, Inc. on January 29, 2015, The Vanguard Group on February 10, 2015, and Artisan Partners Limited Partnership on January 30, 2015.

(4)	Includes 8,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 39,300 shares owned by Mr. Allen's wife.

(5)	Includes 167,938 shares owned by Mr. Meister that are pledged as security to financial institutions.
(6)
Includes 465,142 shares owned by a trust of which Mr. Webster's spouse is the trustee and beneficiary, and 3,600 shares owned by a limited partnership of which Mr. Webster is the sole limited partner. Does not include shares owned by a trust of which Mr. Webster's children are beneficiaries, of which Mr. Webster is not a trustee, and as to which none of Mr. Webster or any of his children have voting or investing power.

(7)	Includes 40,117 shares owned by Mr. Hanley's wife.
(8)	Includes 327,766 shares owned by a trust of which Mr. Casini and his wife are co-trustees and Mr. Casini is a beneficiary.
(9)	Includes 1,000 shares owned by Mr. Greenspan's wife.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our common stock, to file reports with the SEC regarding their ownership of our common stock and changes in such ownership. Based on our review of copies of these reports, we believe that during 2014 such persons have complied with their filing requirements.
Certain Transactions
Transactions with Related Persons
On November 7, 2014, the Company and Euro Car Parts Limited ("ECP"), an indirect wholly-owned subsidiary of the Company, entered into an agreement (the “APX Agreement”) with Mr. Ahluwalia and APX Autopart Express Limited ("APX"), a company incorporated in England and controlled by Mr. Ahluwalia. The key terms of the APX Agreement include (a) the purchase by ECP of certain assets owned by APX, (b) an agreement to appoint Mr. Ahluwalia to the Board of Directors of the Company, (c) an agreement to appoint Mr. Ahluwalia to the position of Chairman of ECP and to enter into an employment agreement (the “Service Agreement”) in connection therewith, (d) an agreement to offer to re-employ the former employees of ECP who had terminated their employment with ECP and joined APX, and (e) an agreement to discuss the establishment by the Company and Mr. Ahluwalia of a joint venture in India for the distribution of mechanical aftermarket vehicle parts. In consideration of the transactions in the APX Agreement, ECP paid APX £4,000,000.
The key terms of the Service Agreement include (a) a three-year term, (b) duties that include overseeing the formulation of ECP’s business strategy, (c) an annual base salary of £350,000 and a potential bonus of up to £150,000 upon the achievement of budgeted financial targets by the Company’s business in the United Kingdom, and (d) agreements by Mr. Ahluwalia for a period ending 12 months after his termination date not to compete with, solicit customers of or solicit key employees of the Company’s United Kingdom business. In connection with Mr. Ahluwalia's election to the Board of Directors of the Company, Mr. Ahluwalia and the Company also entered into an Indemnification Agreement in a form substantially identical to the Indemnification Agreements currently in place with the executive officers and other directors of the Company.
Mr. Ahluwalia served as Chairman of ECP until June 2014. For such services, he received a total of £431,278 in salary, bonus and other compensation for 2014. In connection with the Company's acquisition of ECP in October 2011, the Company agreed to pay the former owners of ECP (including Mr. Ahluwalia) up to an additional £55,000,000 in the event ECP achieved certain EBITDA targets during the years ended December 31, 2012 and 2013. Pursuant to this agreement, the Company paid an affiliate of Mr. Ahluwalia approximately £26,934,000 in April 2014. ECP leases warehouse space in Wembley, England from an affiliate of Mr. Ahluwalia. The annual rent under the lease is £520,000 plus common area expenses.
Related Party Transactions Policy
We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party. The transactions described under Transactions with Related Persons were not subject to the Related Party Transactions Policy because Mr. Ahluwalia was not a related party at the time of the transactions.

Solicitation of Proxies
Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.
Delivery of Proxy Materials to Households
Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2015 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2015 Proxy Statement and our 2014 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2015 Proxy Statement and our 2014 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.
Submitting Your Proposals for the 2016 Annual Meeting
According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2016 annual meeting of stockholders, you must do so no later than November 25, 2015. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.
For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2016 annual meeting, our bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, not less than 60 nor more than 90 days prior to the meeting date. In the event that we provide less than 70 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the tenth day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.
General
It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President,
General Counsel and Corporate Secretary

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LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Sukhpal Singh Ahluwalia	☐	☐	☐

	1b. A. Clinton Allen	☐	☐	☐		The Board of Directors recommends you vote FOR
proposals 2 and 3:
	1c. Ronald G. Foster	☐	☐	☐			For	Against	Abstain

	1d. Joseph M. Holsten	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.	☐	☐	☐

	1e. Blythe J. McGarvie	☐	☐	☐

	1f. Paul M. Meister	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

	1g. John F. O Brien	☐	☐	☐

	1h. Guhan Subramanian	☐	☐	☐

	1i. Robert L. Wagman	☐	☐	☐

	1j. William M. Webster, IV	☐	☐	☐
							Yes	No
						Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M83912-P62241

LKQ CORPORATION
Annual Meeting of Stockholders
May 4, 2015 1:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Victor M. Casini and Matthew J. McKay (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at
135 South LaSalle Street, 43rd Floor, Chicago, IL 60603, on Monday, May 4, 2015 at 1:30 P.M. Central Time and all adjournments thereof.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted
"FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side